Exhibit 21 - Subsidiary - Consorcio de Mineria Y Exploraciones Olympia, SRL

Name of Subsidiary:    CONSORCIO DE MINERIA & EXPLORACIONES OLYMPIA, SRL

Date of Incorporation:    September 4, 2012

Authorized and issued capital:   100,000 common share

Wholly owned by Mineria Y Exploraciones Olympia, Inc.